Loan No. 00079054T06

Single Advance Term PROMISSORY NOTE

THIS Single Advance Term PROMISSORY NOTE (this “Promissory Note”) to the Credit Agreement dated ____________________ (such agreement, as may be amended, hereinafter referred to as the “Credit Agreement”), is entered into as of ______________________ between AGCOUNTRY FARM CREDIT SERVICES, FLCA, a federally-chartered instrumentality of the United States (“Lender”) and Granite Falls Energy, LLC, Granite Falls, Minnesota, a limited liability company (together with its permitted successors and assigns, the “Borrower”). Capitalized terms not otherwise defined in this Promissory Note will have the meanings set forth in the Credit Agreement.

SECTION 1.Single Advance Term COMMITMENT. On the terms and conditions set forth in the Credit Agreement and this Promissory Note, Lender agrees to make a single advance loan to the Borrower in an amount not to exceed $2,400,000.00 (the “Commitment”).
SECTION 2.PURPOSE.  The purpose of the Commitment is to finance Heron Lake BioEnergy, LLC’s acquisition.  In addition, the purpose of the Commitment is to consolidate under this Promissory Note the Borrower’s existing indebtedness under the Heron Lake Bioenergy, LLC's Single Advance Term Promissory Note number 00090497T02, dated June 19, 2020 (the “Existing Agreement(s)”).  The Borrower agrees that on the date when all conditions precedent to Lender’s obligation to extend credit hereunder have been satisfied:  (A) the principal balance outstanding under the Existing Agreement(s) will be transferred to and charged against the Commitment; (B) all obligations relating to any letters of credit issued and outstanding under the Existing Agreement(s), if any, will be transferred to and continued as if the letters of credit had been issued under this Promissory Note; (C) all accrued obligations of the Borrower under the Existing Agreement(s) for the payment of interest or other charges will be billed to the Borrower; and (D) the Existing Agreement(s) and the promissory note(s) set forth in or executed in connection therewith will be deemed replaced and superseded, but the indebtedness evidenced by such note will not be deemed to have been paid off, by this Promissory Note and the Credit Agreement.  In addition, in the event any balances bearing interest at a fixed rate are outstanding on the date such loans are being transferred hereto, then such balances will continue to be subject to such rates for the remaining agreed upon fixed rate periods but will otherwise be subject to the terms hereof.
SECTION 3.TERM. The Commitment will expire at 12:00 p.m. Denver, Colorado time on the date hereof, or on such later date as Agent may, in its sole discretion, authorize in writing.
SECTION 4.LIMITS ON ADVANCES, AVAILABILITY, ETC. The loans will be made available as provided in Article 2 of the Credit Agreement.
SECTION 5.INTEREST.
The Borrower agrees to pay interest on the unpaid balance of the loan(s) in accordance with the following interest rate option(s):

(A)Quoted Rate.  At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that:  (1) the minimum fixed period will be 365 days; (2) amounts may be fixed in an amount not less than $100,000.00 or multiples thereof; and

(3) the maximum number of fixes in place at any one time will be five.  The Borrower has selected a fixed rate of 3.800% per annum through the maturity date of the loan.

Interest will be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and will be payable semi-annual in arrears by the 20th day of each June and December or on such other day as Agent will require in a written notice to the Borrower (“Interest Payment Date”).

SECTION 6.PROMISSORY NOTE.  The Borrower promises to repay the unpaid principal balance of the loan as follows:  (A) in 7 equal, consecutive, semi-annual installments of $300,000.00, payable on the 20th day of each June and December, with the first installment due on December 20, 2021; and (B) a final installment in an amount equal to the remaining unpaid principal balance of the loan(s) on June 20, 2025.

In addition to the above, the Borrower promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth herein.

SECTION 7.PREPAYMENT.  Subject to the broken funding surcharge provision of the Credit Agreement, the Borrower may, on one Business Day’s prior written notice, prepay all or any portion of the loan(s).  Unless otherwise agreed by Agent, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as Agent will specify.
SECTION 8.SECURITY. The Borrower’s obligations hereunder and, to the extent related hereto, under the Credit Agreement, will be secured as provided in Section 2.4 of the Credit Agreement.
SECTION 9.FEES.  INTENTIONALLY OMITTED.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO PROMISSORY NOTE

IN WITNESS WHEREOF, the parties have caused this Promissory Note to the Credit Agreement to be executed by their duly authorized officer(s).

Granite Falls Energy, LLC

By:

Name:

Title:

SIGNATURE PAGE TO PROMISSORY NOTE

IN WITNESS WHEREOF, the parties have caused this Promissory Note to the Credit Agreement to be executed by their duly authorized officer(s).

AGCOUNTRY FARM CREDIT SERVICES, FLCA

By:

Name:

Title: